Exhibit 23.2

312 Walnut Street, Suite 3000 / Cincinnati, OH 45202

P 513.621.8300 / F 513.621.8345

forvis.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of LCNB Corp. on Form S-4 of our reports dated March 8, 2023; March 9, 2022; March 5, 2021 and March 26, 2020 on Eagle Financial Bancorp, Inc.’s consolidated financial statements as of December 31, 2022, 2021, 2020 and 2019 and for the years then ended and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

FORVIS, LLP (formerly BKD, LLP)

Cincinnati, Ohio

February 21, 2024

FORVIS is a trademark of FORVIS, LLP, registered with the U.S. Patent and Trademark Office.